SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007
LORAL SPACE & COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

600 Third Avenue, New York, New York	10016

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 697-1105
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01. Other Events
Item 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
EX-2.1: Asset Transfer Agreement
EX-2.2: Asset Purchase Agreement
EX-10.1: Alternative Subscription Agreement
EX-10.2: Ancillary Agreement
Ex-99.1: Financial statements of Loral Skynet Corporation
Ex-99.2: Financial statements of Telesat Canada
Ex-99.3: Pro forma financial information of Loral Skynet and Telesat Canada
Ex-99.4: Pro forma financial information of Loral

Item 1.01 Entry into a Material Definitive Agreement.
     The following background information has been previously reported: Pursuant to a Share Purchase Agreement (the “Telesat SPA”), dated December 16, 2006, 4363213 Canada Inc. (“Acquireco”), a Canadian company agreed to purchase all of the issued and outstanding shares of Telesat Canada, a Canadian crown corporation (“Telesat”) and certain safe income notes from BCE Inc. (“BCE”). At the closing under the Telesat SPA (the “Telesat Closing”), subsidiaries of Loral Space & Communications Inc. (“Loral” or the “Company”) and the Public Sector Pension Investment Board (“PSP”), together with two third-party investors, will own all of the issued and outstanding shares of 4363205 Canada Inc. (“Holdco”), which will own all of the issued and outstanding shares of Acquireco. The Company, PSP and Loral Skynet Corporation, a wholly-owned subsidiary of the Company (“Loral Skynet”) had previously, on December 14, 2006, entered into a letter agreement (the “Investors Letter Agreement”) regarding the capitalization and management of Holdco and the transfer to Holdco of substantially all the assets and related liabilities of Loral Skynet. See Item 8.01 of this Current Report on Form 8-K for more information about the Telesat transaction.
     On August 7, 2007, as contemplated by the Investors Letter Agreement, the Company and Loral Skynet entered into a number of definitive agreements:
     Asset Transfer Agreement. Loral Skynet and Holdco entered into an Asset Transfer Agreement providing for the transfer to Holdco of substantially all of the assets of Loral Skynet and for Holdco’s assumption of the principal amount of Loral Skynet’s senior secured debt and substantially all of its liabilities relating to the transferred assets. The assets to be transferred consist principally of Loral Skynet’s fixed satellite services and network services assets, with the exception of certain excluded assets, and the shares of subsidiaries, including all of the issued and outstanding shares of Skynet Satellite Corporation, the purchaser under the Asset Purchase Agreement described below. The Asset Transfer Agreement provides for Holdco to issue shares to Loral Skynet representing 64% of the economic interests and 33 1/3% of the voting power of Holdco and, together with the related Ancillary Agreement described below, provides for the adjustment of the purchase price thereunder. The Asset Transfer Agreement contains customary representations and warranties of the parties, based on those provided in the Telesat SPA, and an indemnity in favor of Holdco for losses resulting from a breach of representations, warranties or covenants, as well as against excluded liabilities not assumed by Holdco. Loral Skynet’s obligation to indemnify Holdco is subject to minimum thresholds of US$8,390,575 and US$41,952,875 for losses relating to representations and warranties made on the signing and closing of the Asset Transfer Agreement, respectively, and a cap of US$83,905,750. The indemnification thresholds and cap are not applicable to breaches of certain specified representations and warranties and are subject to reduction based on adjustments made, if any, to the purchase price. The Company has guaranteed all of Loral Skynet’s obligations under the Asset Transfer Agreement.
     Prior to the closing under the Asset Transfer Agreement, Loral Skynet’s outstanding Preferred Stock and senior secured debt will have been called for redemption and the redemption price therefor will have been deposited with the redemption agent or trustee, as the case may be. The closing under the Asset Transfer Agreement (the “Skynet Closing”) is also conditioned upon the simultaneous or prior consummation of the Telesat Closing, FCC approval and customary closing conditions. Absent any material default or breach on the part of the terminating party, the Asset Transfer Agreement may be terminated by Loral Skynet or Holdco if the Skynet Closing does not occur within one year from the Telesat Closing.
     Asset Purchase Agreement. In connection with the Asset Transfer Agreement, Loral Skynet and Skynet Satellite Corporation entered into a related Asset Purchase Agreement providing for Skynet Satellite Corporation to purchase, immediately following its acquisition by Holdco, certain Loral Skynet assets, including real property, FCC licenses and rights to certain vendor and customer contracts (the “Purchased Property”) and to assume certain liabilities of Loral Skynet for a purchase price of US$25,472,000, payable in marketable securities. The Company has guaranteed all of Loral Skynet’s obligations under the Asset Purchase Agreement. The Skynet Closing is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, and this agreement will automatically terminate upon the termination of the Asset Transfer Agreement.
     Ancillary Agreement. The Ancillary Agreement among the Company, Loral Skynet, PSP, Holdco and a subsidiary of Holdco provides, among other things, for the settlement of payments by and among the parties in connection with these transactions. The Ancillary Agreement gives effect to the intention of the parties that, absent a material adverse change in the Skynet business between September 30, 2006 and the closing date under the Asset Transfer Agreement and the Asset Purchase Agreement, the Skynet assets to be transferred pursuant to those agreements, will be valued at approximately US$839 million. The Ancillary Agreement also accounts for, among other things, changes in the exchange rates, gains and losses on hedging transactions, accrued interest and dividends, and tax effects, and provides for a downward adjustment in the Skynet valuation and a corresponding cash payment by the Company in the event of a material adverse change in the Skynet business.
     Alternative Subscription Agreement. To provide for the unlikely eventuality that the Skynet Closing does not occur simultaneously with the Telesat Closing, the Company, Loral Skynet and Holdco have entered into the Alternative Subscription Agreement, which provides for the contributions to be made by the Company to Holdco in that event and for its resulting economic interest and voting power in Holdco. In that event, on the date of the Telesat Closing, the Company or a wholly owned subsidiary will purchase Holdco redeemable shares for C$270,900,000, which will be redeemed by Holdco at the Skynet Closing. If the Skynet Closing has not occurred by the first anniversary of the Telesat Closing, the Company will pay an additional US$175,000,000 and will transfer all of its rights to its contract for the construction of a satellite known as Telstar 11N to Holdco, in exchange for additional Holdco shares. If the value of the aggregate contributions made by the Company is less than the amount necessary to bring the Company’s equity interest in Holdco to 64%, the Company shall be required to use commercially reasonable efforts to acquire the funds necessary to enable it to make an equity contribution to Holdco equal to such difference. If the value of the Company’s aggregate contributions are greater than the required amount, the Company shall be entitled to a refund from Holdco.
     Attached as exhibits to the Asset Transfer Agreement are forms of a Consulting Services Agreement and a Shareholders’ Agreement into which the Company intends to enter at the simultaneous consummation of the Telesat Closing and the Skynet Closing (entry into these agreements is also a condition to the closing of the Alternative Subscription Agreement if the Skynet Closing does not occur simultaneously with the Telesat Closing).
     Consulting Services Agreement. The Consulting Services Agreement, to be entered into by the Company and Telesat, provides the terms pursuant to which, the Company will provide to

Telesat certain non-exclusive consulting services, in relation to the Skynet business to be transferred to Telesat, as well as with respect to certain aspects of the satellite communications business of Telesat. In exchange, Telesat will pay the Company an annual fee of US$5,000,000. For an additional fee, Telesat may request assistance from the Company with respect to certain matters, if the terms for providing such additional services are approved by a majority of the board of directors of Holdco, excluding the Company’s nominees. The Consulting Services Agreement has a term of seven years, with an automatic renewal for an additional seven years if certain conditions are met.
     Shareholders’ Agreement. The Shareholders’ Agreement will be entered into by the Company and PSP, Red Isle Private Investments Inc., a subsidiary of PSP, Loral Space & Communications Holdings Corporation, Loral Holdings Corporation, Loral Skynet, the two third-party investors, Holdco, Acquireco, Telesat and MHR Fund Management LLC and will provide for, among other things, the manner in which the affairs of Holdco and its subsidiaries will be conducted and the relationships among the parties thereto and future shareholders of Holdco. Specifically, with respect to Holdco, the Shareholders’ Agreement will provide for its capital structure, the number and election of members of the board of directors, the meetings of directors, the required vote of the board of directors to take certain actions, the approval of the Skynet transaction, the officers, and the rights of observers to the board of directors. The Shareholders’ Agreement will provide for a board of directors of Holdco consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one Loral nominee and one of the independent directors then in office. Each shareholder is obligated to vote all shares for the election of the directors nominated by the nominating committee. The Shareholders’ Agreement will also approve an initial business plan, provide for the preparation and approval of annual budgets and business plan updates and procedures for the purchase of equipment, products and services from the Company and its affiliates, an agreement by the Company not to engage in a competing satellite communications business and agreements by the shareholders not to solicit employees of Holdco or any of its subsidiaries. Additionally, the Shareholders’ Agreement will detail the matters requiring shareholder approval, provide for preemptive rights for certain shareholders upon the issuance of certain shares of capital stock of Holdco and provide for either PSP or the Company to cause Holdco to conduct an initial public offering of its equity shares if an initial public offering is not completed by the fourth anniversary of the Telesat Closing. The Shareholders’ Agreement also will restrict the ability of holders of certain shares to transfer them unless certain conditions are met or approval of the transfer is approved by directors, provide for a right of first offer to equity shareholders if a holder of equity shares wishes to sell them to a third party, provide for, in certain circumstances, tag-along rights in favor of non-Loral shareholders if Loral sells equity shares, drag-along rights in favor of Loral in case Loral or its affiliate enters into an agreement to sell all of its Holdco equity securities and drag-along rights in favor of PSP for the sale of Holdco if Loral is in certain default or undergoes a change of control. Also, the Shareholders’ Agreement will provide for PSP and Loral to have the right to require the other party to sell all of its equity shares or voting shares to PSP or Loral, as applicable, under certain circumstances.
     Upon the consummation of the Telesat Closing and Skynet Closing, the Company will indirectly own a 33 1/3% voting interest and a 64% economic equity interest in Telesat. The Telesat SPA provides that BCE may terminate its obligations thereunder on October 11, 2007 (being the date that is nine months following the filing of the application for approval of the Telesat acquisition with Industry Canada) if through no fault of BCE or Telesat, Industry Canada’s approval to the transactions contemplated under the Telesat SPA has not been obtained by such date, and further provides that if BCE terminates the Telesat SPA after December 16, 2007, it will under certain circumstances be entitled to a reverse break-up fee of C$65 million from Acquireco, which break-up fee has been guaranteed 64% and 36% by the Company and PSP, respectively. The principal conditions to the closing of the Telesat and Skynet transactions remaining to be satisfied are the approval of the U.S. FCC and of Industry Canada, which we understand is consulting with another Canadian regulatory body, the Canadian Radio-television and Telecommunications Commission before making its final decision regarding approval.
     The foregoing discussion of the Asset Transfer Agreement, the Asset Purchase Agreement, the Alternative Subscription Agreement, the Ancillary Agreement and the Letter Agreement, is qualified in its entirety by reference to the Asset Transfer Agreement, the Asset Purchase Agreement, the Alternative Subscription Agreement, the Ancillary Agreement and the Letter Agreement, copies of which are attached to this Form 8-K as Exhibits 2.1, 2.2, 10.1 and 10.2, respectively, and are incorporated in this Item 1.01 by reference.

Item 8.01. Other Events.
     On December 16, 2006, a joint venture company (“Acquireco”) formed by Loral Space & Communications Inc. (“Loral”, the “Company”, we”, “our” or “us”) and its Canadian partner, the Public Sector Pension Investment Board (“PSP”) entered into a definitive agreement with BCE Inc. to acquire 100% of the stock of Telesat Canada and certain other assets from BCE Inc. for CAD 3.25 billion (approximately $2.79 billion based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006), which purchase price is not subject to adjustment for Telesat Canada’s performance during the pre-closing period. Under the terms of this purchase agreement, Telesat Canada’s business is, subject to certain exceptions, being operated entirely for Acquireco’s benefit beginning from December 16, 2006. Telesat Canada is the leading satellite services provider in Canada and earns its revenues principally through the provision of broadcast and business network services over eight in-orbit satellites. This transaction is subject to various closing conditions, including approvals of the relevant Canadian and U.S. government authorities, and is expected to close in the third quarter of 2007. Loral and PSP have agreed to guarantee 64% and 36%, respectively, of Acquireco’s obligations under the Telesat share purchase agreement, up to CAD 200 million.
     At the time of, or following the Telesat Canada acquisition, substantially all of Loral Skynet’s assets and related liabilities are expected to be transferred to a subsidiary of Acquireco at an agreed upon enterprise valuation, subject to downward adjustment under certain circumstances (the “Skynet Transaction”). This subsidiary will be combined with Telesat Canada and the resulting new entity (“Telesat Holdings” or “Telesat”) will be a Canadian company that will be headquartered in Ottawa.
     PSP has agreed to contribute up to CAD 595.8 million in cash to the parent company of Acquireco (“Holdings”) of which $150 million (or CAD 174.8 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) will be for the purchase of fixed rate senior non-convertible mandatorily redeemable preferred stock of Holdings.
     We and PSP have arranged for Holdings to obtain $3.1 billion of committed debt financing from a group of financial institutions, of which up to approximately $2.8 billion is available to fund the purchase price of the Telesat Canada acquisition, if the acquisition were to close simultaneously with the Skynet Transaction, and approximately $2.4 billion in the event the Skynet Transaction is delayed. The remainder of the debt facilities would be available to fund Telesat Holdings’ post-closing capital expenditures and any other requirements, including in the case of a delayed Skynet Transaction, up to $386 million to fund a redemption of Loral Skynet’s preferred stock and senior secured notes upon closing of the Skynet Transaction.
     At closing of the Telesat Canada acquisition, assuming a simultaneous closing of the Skynet Transaction, we would hold equity interests in Holdings, the ultimate parent company of Telesat Holdings, effectively representing 64% of the economic interests and 33 1/3% of the voting power, of Telesat Holdings. PSP would in turn acquire the preferred stock described above, and equity interests effectively representing 36% of the economic interest, and together with two other Canadian investors, 66 2/3% of the voting power of Telesat Holdings.

     If the Telesat Canada acquisition and the Skynet Transaction were to occur at the same time, then on the closing date, Holdings will fund the redemption of the principal amount of Loral Skynet’s outstanding 14% senior notes (approximately $126 million as of December 31, 2006) and Loral will redeem Loral Skynet’s outstanding 12% preferred stock and accrued dividends thereon (approximately $226 million as of December 31, 2006), as well as pay all interest and the redemption premium (approximately $21 million as of December 31, 2006) and any other amounts that may be due in respect of Loral Skynet’s senior secured notes.
     If the Skynet Transaction does not close simultaneously with the Telesat Canada acquisition, Loral would in place of funding the redemption of Loral Skynet’s preferred stock and accrued dividends and interest and redemption premium on Loral Skynet’s senior secured notes (approximately $247 million as of December 31, 2006), make a cash equity contribution to Holdings of CAD 270.9 million (approximately $233 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) to acquire redeemable shares of Holdings. Loral’s economic interest in Holdings would be approximately 38%, assuming an exchange rate of $1.00/CAD 1.1652, to reflect the fact that it has not contributed the Skynet assets into Telesat Holdings, but would be reinstated to 64%, as of the Telesat closing date as if the contribution had been made on such date, upon the closing of the Skynet Transaction. Upon the later closing of the Skynet Transaction, Holdings will draw upon its credit facilities to redeem the principal amount of Loral Skynet’s senior secured notes and the redeemable shares issued to Loral. Loral will use the proceeds from Holdings to redeem Loral Skynet’s preferred stock and pay the interest, premium and any other amounts due under the Loral Skynet notes.
     We would have a year from the closing of the Telesat Canada acquisition to complete the Skynet Transaction. If we are unable to close the Skynet Transaction during that period, we would then be required, under the terms of our agreement with PSP, to contribute our rights to the Telstar 11N satellite as well as $175 million in cash (the “Alternative Contribution”) to Telesat Holdings, in order to bring our economic interest in Holdings to 64%.
     To the extent necessary, upon closing of the Telesat Canada acquisition, the Skynet Transaction and/or the Alternative Contribution, as the case may be, there will be an appropriate cash true-up between us, PSP and Holdings to reflect the amount of our relative contributions, after giving effect to among other things, the exchange rate then in effect, gains and/or losses on hedging transactions, the spending on Telstar 11N, the resulting diminution in the agreed upon value of Loral Skynet in the event of a material adverse change, as defined, to Loral Skynet’s business during the period prior to closing the Skynet Transaction, and in the event the Alternative Contribution is effected in place of the Skynet Transaction, the extent to which the value of the Alternative Contribution plus the CAD 270.9 million of Loral’s equity contribution is greater or less than the agreed upon value of the assets to be transferred in the Skynet Transaction.

     In connection with the acquisition we have received a commitment from a syndicate of banks to provide Telesat Holdings with, in each case as described below, senior secured credit facilities (the “Credit Facility”) and a senior bridge facility (the “Bridge Facility”) (together the “Facilities”). As is customary with such Facilities, the lead arrangers of such Facilities have reserved the right at any time, after consulting with us, to change within defined limits, the pricing, structure or other terms of the Facilities to ensure a successful syndication.
     It is the current intent to issue on the Telesat Canada acquisition date senior unsecured notes that will make it unnecessary to draw on the Bridge Facility. If the Bridge Facility is drawn, Telesat Holdings would intend to refinance it promptly through the issuance of replacement senior unsecured notes. It is expected that the senior unsecured notes would have standard market terms and conditions for a financing of this type.
     Senior Secured Credit Facilities
     The Credit Facility will consist of the following tranches that each contain a description of its costs, terms and conditions. The applicable margins of the Facilities will be based upon the achievement of certain credit ratings and the lenders will have the ability to increase such margins depending on agreed upon conditions up to a maximum of 1.0%.
     Term Loan A
     The CAD 500 million loan (approximately $429 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) will have a maturity of five years from issuance. The Term Loan A will be denominated in CAD and will bear interest at a floating rate of the Bankers Acceptance rate plus an applicable margin.
     Term Loan B
     The Term Loan B facility is for a $1.054 billion loan with a maturity of seven years from issuance. In order to hedge the currency risk for Telesat Holdings both at closing and over the life of the loans, Loral Skynet entered into a currency basis swap to synthetically convert the US dollar commitment to CAD 1.224 billion. An additional feature of the currency basis swap is that the Term Loan B will bear interest at a floating rate of Bankers Acceptance plus an applicable margin. For more information about the currency basis swap see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
     Term Loan B-1
     The Term Loan B-1 facility is a $386 million (approximately CAD 450 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) loan with a maturity of seven years after the closing date of the Telesat Canada acquisition, which bears interest at LIBOR plus an applicable margin. The Term Loan B-1 includes the option for a one year delayed draw period so that the proceeds can be used to repay Loral Skynet’s existing financing arrangements if the Skynet Transaction were to occur after the closing of the Telesat Canada acquisition. If the closing of the Telesat Canada acquisition and the Skynet Transaction were to occur simultaneously, the Term Loan B-1 will be drawn at the acquisition closing to fund the Telesat Canada acquisition.

     Term Loan B-2
     The Term Loan B-2 facility is a $150 million (approximately CAD 175 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) delayed draw loan with the same interest rate and maturity as the Term Loan B-1. The Term Loan B-2 is available to be drawn for 18 months after the closing of the acquisition to fund satellite capital expenditures. The undrawn amount of the Term Loan B-2 is subject to a commitment fee.
     Revolving Credit
     The Credit Facility also includes a CAD denominated revolving credit facility of up to CAD 175 million (approximately $150 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) that is expected to be undrawn at the closing of the Telesat Canada acquisition. The Revolving Credit facility matures five years after issuance and is available to be drawn at any time. The drawn loans will bear interest at LIBOR plus an applicable margin. Undrawn amounts under the facility are subject to a commitment fee.
     Senior Bridge Facility
     The Bridge Facility is a committed $910 million (approximately CAD 1,060 million based on an exchange rate of $1.00/CAD 1.1652 as of December 31, 2006) senior unsecured loan available to the borrower on the closing date of the acquisition. The Bridge Facility has a maturity of one year and an initial interest rate per annum equal to the greater of a fixed percentage or three-month LIBOR plus the applicable margin, excluding any additional payment required to compensate lenders for Canadian withholding tax. The applicable margin increases over time up to a cap. Lenders under the Bridge Facility have also committed to provide rollover loans at the maturity of the Bridge Facility for an additional seven years.
     The current intent is not to borrow under the Bridge Facility but instead to issue senior unsecured notes to finance the Telesat acquisition. However, if for any reason the senior notes are not issued at closing, the Bridge Facility is available to fund the acquisition.

Item 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
d. Exhibits

Exhibit 2.1	Asset Transfer Agreement, dated as of August 7, 2007, by and among 4363205 Canada Inc., Loral Skynet Corporation and Loral Space & Communications Inc.

Exhibit 2.2	Asset Purchase Agreement, dated as of August 7, 2007, by and among Loral Skynet Corporation, Skynet Satellite Corporation and Loral Space & Communications Inc.

Exhibit 10.1	Alternative Subscription Agreement, dated as of August 7, 2007, by and between Loral Space & Communications Inc., Loral Skynet Corporation and 4363205 Canada Inc.

Exhibit 10.2	Ancillary Agreement, dated as of August 7, 2007, by and among Loral Space & Communications Inc., Loral Skynet Corporation, Public Sector Pension Investment Board, 4363205 Canada Inc. and 4363230 Canada Inc.

Exhibit 99.1	Financial statements of Loral Skynet Corporation as of December 31, 2006 and 2005 and for the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005 (Successor Business Operations), for the period from January 1, 2005 to October 1, 2005 and the year ended December 31, 2004 (Predecessor Business Operations).

Exhibit 99.2	Financial statements of Telesat Canada as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.

Exhibit 99.3	Pro forma financial information of Loral Skynet and Telesat Canada as of and for the year ended December 31, 2006.

Exhibit 99.4	Pro forma financial information of Loral as of and for the year ended December 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.
By: /s/ RICHARD J. TOWNSEND
Name:	Richard J. Townsend
Title:	Executive Vice President and Chief Financial Officer

Date: August 9, 2007

EXHIBIT INDEX

Exhibit	Description
Exhibit 2.1	Asset Transfer Agreement, dated as of August 7, 2007, by and among 4363205 Canada Inc., Loral Skynet Corporation and Loral Space & Communications Inc.

Exhibit 2.2	Asset Purchase Agreement, dated as of August 7, 2007, by and among Loral Skynet Corporations Skynet Satellite Corporation and Loral Space & Communications Inc.

Exhibit 10.1	Alternative Subscription Agreement, dated as of August 7, 2007, by and between Loral Space & Communications Inc., Loral Skynet Corporation and 4363205 Canada Inc.

Exhibit 10.2	Ancillary Agreement, dated as of August 7, 2007, by and among Loral Space & Communications Inc., Loral Skynet Corporation, Public Sector Pension Investment Board, 4363205 Canada Inc. and 4363230 Canada Inc.

Exhibit 99.1	Financial statements of Loral Skynet Corporation as of December 31, 2006 and 2005 and for the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005 (Successor Business Operations), for the period from January 1, 2005 to October 1, 2005 and the year ended December 31, 2004 (Predecessor Business Operations).

Exhibit 99.2	Financial statements of Telesat Canada as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.

Exhibit 99.3	Pro forma financial information of Loral Skynet and Telesat Canada as of and for the year ended December 31, 2006.

Exhibit 99.4	Pro forma financial information of Loral as of and for the year ended December 31, 2006.